EXHIBIT 10.7

PURCHASE AND SALE AGREEMENT

BETWEEN:	8198381 CANADA INC., a corporation duly constituted pursuant to the laws of Canada, having its registered office at 480 Fernand-Poitras Street, Terrebonne, Quebec, J6Y 1Y4, (hereinafter the “Vendor”)

OF THE FIRST PART

AND:

Loop Canada Inc. (Former 9449507 CANADA INC)., a corporation duly constituted pursuant to the laws of Canada, having its registered office at 480 Fernand-Poitras Street, Terrebonne, Quebec, J6Y 1Y4, (hereinafter the “Purchaser”)

OF THE SECOND PART

WHEREAS the Vendor carries on the business of performing research and development services, including in the field of the depolymerisation of plastics (the “Business”);

AND WHEREAS the Purchaser wishes to purchase and the Vendor wishes to sell substantially all of the assets, property and undertaking of and relating to the Business, as at and from the 31st day of December 2016 (hereinafter called the “Effective Date”);

NOW THEREFORE, THIS AGREEMENT WITNESSES that the parties hereto agree as follows:

1. DEFINITIONS

Whenever used in this Agreement, the following words and terms shall have the meaning set out below:

“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims relating to the Business, recorded as receivable in the Books and Records and other amounts due or deemed to be due to the Vendor relating to the Business including refunds, rebates and tax credits receivable relating to the Business or the Purchased Assets;

“Agreement” means this Purchase and Sale Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Assumed Liabilities” means the Loop Advances;

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“Books and Records” means books and records of the Vendor relating to the Business or the Purchased Assets, including financial, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media;

“Contracts” means contracts, services agreements, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Vendor is a party or by which the Vendor is bound or under which the Vendor has, or will have, any liability or contingent liability relating to the Business or the Purchased Assets (in each case, whether written or oral, express or implied), and includes quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees;

“Employees” means individuals employed by the Vendor, on a full-time, part-time or temporary basis, relating to the Business, including those employees of the Business on disability leave, parental leave or other absence;

“Employment Contracts” means Contracts in writing between an Employee and the Vendor;

“Excluded Assets” means:

(a)	any asset relating to the business of producing and selling different plastics and nylons which is also carried on by the Vendor, including the rights and obligations pursuant to any litigation related thereto;

(b)	cash and cash-equivalents;

(c)	Accounts Receivable;

(d)	corporate, financial and taxation records of the Vendor and records of the Vendor that do not relate exclusively or primarily to the Business;

(e)	extra-provincial, sales, excise or other licences or registrations issued to or held by the Vendor, whether relating to the Business or otherwise;

(f)	amounts owing from any Affiliate of the Vendor or any director, officer, former director or officer, shareholder or employee of the Vendor or its Affiliates;

“Goodwill” means the goodwill of the Business and relating to the Purchased Assets, and information and documents relevant thereto including lists of customer and suppliers, credit information, telephone and facsimile numbers, research materials, research and development files and the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor;

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“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites for the Business, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Vendor for use in or relating to the Business;

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Vendor for use in or relating to the Business;

“Leased Real Property” means lands and/or premises which are used by the Vendor relating to the Business which are leased, subleased, licensed or otherwise occupied by the Vendor and the interest of the Vendor in plants, buildings, structures, fixtures, erections, improvements, easements, rights of way, spur tracks and other appurtenances situate on or forming part of such premises;

“Loop Advances” means the amount owing by the Vendor to Loop Industries Inc. as of the Effective Date, estimated to be equal to $2,444,239;

“Parties” means the Vendor and the Purchaser collectively, and “Party” means any one of them;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, governmental authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Purchase Price” has the meaning given in Section 3;

“Purchased Assets” means all of the Vendor’s right, title and interest in, to and under the following properties, assets and rights relating to the Business:

(a)	the Tangible Personal Property;

(b)	the Books and Records;

(c)	the Contracts including:

(i)	the Employment Contracts; and

(ii)	the Real Property Leases;

(d)	the Goodwill;

(e)	the insurance policies related to the Business;

(f)	the Technology;

(g)	all other rights, properties and assets of the Vendor used in or held by the Vendor or its Affiliates for use in or relating to the Business, of whatsoever nature or kind and wherever situated;

other than the Excluded Assets;

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“Real Property Leases” means those leases and subleases pursuant to which the Vendor uses or occupies the Leased Real Property;

“Tangible Personal Property” means machinery, equipment, furniture, furnishings, office equipment, computer hardware, supplies, materials, material handling equipment, implements, parts, tools, jigs, dies, moulds, patterns, tooling and spare parts and tangible assets owned or used or held by the Vendor for use in or relating to the Business;

“Technical Information” means know-how and related technical knowledge owned, used or held by the Vendor for use in or relating to the Business;

“Technology” means Intellectual Property, Technical Information and Information Technology;

2. PURCHASE AND SALE

Subject to the terms and conditions hereof, the Purchaser hereby purchases and the Vendor hereby sells all of the Vendor’s right, title and interest in and to the Purchased Assets.

3. PURCHASE PRICE

3.1 The price payable for the Purchased Assets shall be equal to the fair market value of the Purchased Assets as at the Effective Date; the parties have estimated such fair market value to be Two Million Four Hundred Sixty-Six Thousand Nine Hundred Ninety-Six Dollars ($2,466,996) (hereinafter called the “Purchase Price”).

3.2 The Purchase Price shall be paid and satisfied by the assumption by the Purchaser of the Assumed Liabilities.

3.3 The Vendor and the Purchaser agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule A.

3.4 A list of the Employees of the Vendor, together with their title, is set forth in Schedule B hereof (the “Transferred Employees”). The Purchaser shall become the employer of the Transferred Employees from the Effective Date and, accordingly, is bound by and will comply with the terms of their employment.

3.5 Except for the Assumed Liabilities and the other obligations to be assumed going forward under the Contracts and in respect of the Transferred Employees, the Purchaser shall not assume and shall not be responsible for any of the liabilities, debts or obligations of the Vendor, whether or not related to the Business.

4. TAX ELECTIONS

4.1 The Vendor and the Purchaser shall execute a joint election under subsection 167(1) of the Excise Tax Act (Canada) and section 75 of An Act respecting the Quebec Sales Tax with respect to the sale of the Purchased Assets such that the sale thereof will take place without the payment of GST and QST, and the Purchaser shall file such election within the prescribed delay.

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5. REPRESENTATIONS AND WARRANTIES

5.1 The Vendor hereby represents and warrants to the Purchaser:

a)	that it is a corporation duly constituted and subsisting under the laws of Canada;

b)	that it is the registered and beneficial owner of the Purchased Assets, that it has good and valid title to the Purchased Assets and that it has all right, power, and authority to sell and transfer the Purchased Assets to the Purchaser in accordance with the terms of this Agreement;

c)	that the Purchased Assets are free and clear of all liens, hypothecs, encumbrances, charges, security interests, pledges, claims or rights whatsoever;

d)	that no person, firm or corporation other than the Purchaser hereunder has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendor of any of the Purchased Assets;

e)	that neither the entering into of this Agreement by the Vendor nor the sale of the Purchased Assets to the Purchaser constitutes or results in a breach or violation of the terms or conditions of any agreement to which the Vendor is a party or by which the Vendor is bound; and

f)	that it is a resident of Canada within the meaning of the Income Tax Act (Canada).

5.2 The Purchaser hereby represents and warrants to the Vendor:

a)	that the Purchaser is a corporation duly constituted and subsisting under the laws of Canada;

b)	that this Agreement and the consummation of all of the transactions provided for herein are duly authorized on behalf of the Purchaser by all requisite corporate action, and the Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

c)	that neither the execution of this Agreement by the Purchaser nor the performance by it of the various terms and provisions hereof will violate any provision of its articles of incorporation or by-laws or result in any breach or constitute any default under any contract, indenture, mortgage, lease, note or other agreement to which the Purchaser is subject or is a party; and

d)	that the Purchaser is a taxable Canadian corporation within the meaning of the Income Tax Act (Canada).

6. FURTHER ASSURANCES

6.1 The Vendor hereby agrees to do, execute and make all such further and other acts, deeds, conveyances and assurances as may be necessary to more completely and effectively transfer and convey the Purchased Assets and every part thereof to the Purchaser, its successors and assigns, including to assign the lease for the premises used to carry on the Business, located at 480 Fernand-Poitras Street, Terrebonne, Quebec, J6Y 1Y4.

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7. EFFECTIVE DATE

The transaction of purchase and sale of the Purchased Assets herein provided for shall be effective as of the first moment of the day on the Effective Date and without any further act or formality by the parties hereto.

8. MISCELLANEOUS MATTERS

8.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective administrators, successors and assigns.

8.2 The preamble of this Agreement shall form part hereof.

9. LAW OF AGREEMENT

This Agreement shall be construed and interpreted according to the laws of the Province of Quebec and the federal laws applicable therein.

10. LANGUAGE

The parties acknowledge that they have requested and are satisfied that the foregoing be drawn up in English. Les parties reconnaissent qu’elles ont exigé que ce qui précède soit rédigé en anglais et s’en déclarent satisfaites.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF THE PARTIES HAVE SIGNED as of the 31st day of December 2016.

8189381 CANADA INC.

PER:	/s/ Daniel Solomita
Daniel Solomita

Loop Canada Inc. (former 9449507 CANADA INC.)

PER:	/s/ Daniel Solomita
Daniel Solomita

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SCHEDULE A

8198381 Canada Inc.

Summary of Fixed Assets transferred to Loop Canada Inc.

As at December 31, 2016

31-Dec-16

Fixed assets -	Total
Leasehold improvements	$454,740
Office and furniture	$125,549
Computer equipment	$40,133
Lab. Equipment	$249,268
Machinery and equipment	$1,597,305
Capitalized expenses
Total	$2,466,996

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